SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2010

Global Resource Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50944	84-1565820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Atrium Way, Suite 100
Mount Laurel, New Jersey 08054
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (856) 767-5665

__________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2010, Global Resource Corporation (the “Company”) issued, pursuant to January 19, 2010 approvals of the Board of Directors of the Company, (i) 10,000 shares of its Common Stock to General Lincoln Jones III, a director of the Company, for services provided as a member of the Company’s Board of Directors, (ii) 10,000 shares of its Common Stock to Frederick A. Clark, a director of the Company, for services provided as a member of the Company’s Board of Directors, (iii) 15,000 shares of its Common Stock to Kim Thorne O’Brien, a director of the Company, for services provided by Ms. O’Brien outside the scope of the services provided by her as a member of the Company’s Board of Directors, and (iv) 75,000 shares of its Common Stock to Jonathan Simon, a director of the Company, as reimbursement for out-of-pocket expenses incurred by Mr. Simon on behalf of the Company.  These shares were valued at $0.67 based upon the reported closing market price of a share of Common Stock on January 19, 2010.

On February 1, 2010, the Company issued 14,167 shares of its Common Stock to Jonathan Simon, a director of the Company, pursuant to a Securities Exchange Agreement between the Company and Mr. Simon entered into on January 25, 2010 pursuant to which Mr. Simon agreed to the cancellation of 85,000 warrants to purchase Common Stock of the Company at $2.50 per share in exchange for such issuance.

On February 9, 2010, the Company entered into a Consulting Services Agreement with Jeffrey J. Andrews, its Chief Financial Officer, effective February 1, 2010, as of which date Mr. Andrews is no longer an employee of the Company and is continuing to provide his services to the Company as a consultant.

Pursuant to the Consulting Services Agreement, the Company acknowledged and agreed that $204,485 is due to Mr. Andrews as a result of the severance provisions of Mr. Andrews’ employment agreement previously in effect and consequently agreed to (i) pay to Mr. Andrews $120,000 in cash over a twelve month period split evenly into 24 payments payable twice per month and (ii) issue to Mr. Andrews shares of the Company’s Common Stock valued at $84,845, split into 24 issuances contemporaneous with the payments made pursuant to the previous clause, which shares would be valued at a 10% discount to the public market price of a share of the Company’s Common Stock (the “Market Price”) at the time of each issuance and which shares would be shares previously registered under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (“S-8 Shares”).

The Consulting Services Agreement terminates on January 31, 2011, but may be extended by mutual agreement of both parties for another twelve month term.  The Consulting Services Agreement may also be terminated at any time after six months by either party for any reason upon thirty days’ notice to the other party.  However, in the event of such termination by the Company, then the payments and issuances  remaining to be made to Mr. Andrews shall be immediately made, except that 25% of the total remaining value shall be paid in cash and the remainder paid in S-8 Shares valued at a 10% discount to the Market Price at the time of issuance.

Further, pursuant to the Consulting Services Agreement, stock options to purchase 1,000,000 shares of the Company’s Common Stock previously granted to Mr. Andrews exercisable at $1.18 per share, of which the option to purchase 400,000 shares had already vested, subject to stockholder approval of an amendment to the plan pursuant to which they were issued, was replaced with a Warrant to purchase 1,000,000 shares of the Company’s Common Stock at $1.18 per share, of which 400,000 is immediately exercisable and the remainder of which is exercisable on January 31, 2011, except that the Warrant will become immediately exercisable in full in the event that the Company terminates the Consulting Services Agreement at any time or Mr. Andrews terminates the Consulting Services Agreement after six months.  The Warrant expires on January 31, 2013.

In addition, the Company acknowledged that it owed Andrews $139,000 for past services performed by Mr. Andrews outside the scope of his employment with the Company and consequently agreed with Mr. Andrews to issue to Mr. Andrews (i) 250,000 S-8 Shares and (ii) 250,000 shares of its Common Stock not registered under the Securities Act, which shares were issued February 2, 2010 and February 5, 2010, respectively.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Resource Corporation

Dated: February 19, 2010	By: /s/ Ken Kinsella
Ken Kinsella
Chief Executive Officer

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